ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is made as of December __, 2005, by and between Tri-State Employment Service, Inc., a New York corporation (“Buyer”) with its principal business offices located at 160 Broadway, 10th Floor, New York, New York 10038, and Stratus Services Group, Inc., a Delaware corporation (“Seller”) with its principal business offices located at 500 Craig Road, Suite 201, Manalapan, New Jersey 07726.

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer certain of the properties, rights, assets and business of the Seller, all upon and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.  Purchase and Sale and Delivery of the Assets.

1.1.  Purchase and Sale and Delivery of the Assets.

(a)  Purchased Assets. Subject to and upon the terms and conditions of this Agreement and excluding the assets retained by the Seller as set forth in Section 1.1(b) herein, as of the “Closing Date” (as defined in Section 1.5 below), the Seller shall sell, transfer, convey, assign and deliver, to the Buyer, and the Buyer shall purchase from the Seller, free and clear of all liens and encumbrances (except for Permitted Liens as defined in Section 2.8), all of the properties, rights, assets and business as a going concern, of every kind and nature, real, personal or mixed, tangible or intangible, wherever located, which are owned, leased, licensed or used by Seller in the conduct of its business at its offices located in Bellflower, California and West Covina, California (collectively, the “CA Branch Offices”) and which exist on the “Closing Date” (collectively, the “Purchased Assets”), including, without limitation, the following assets:

(i)  all office supplies and similar materials (the “Supplies”);

(ii)  all contracts, agreements, leases, arrangements and/or commitments of any kind, whether oral or written, relating to the geographic area serviced by the CA Branch Offices as set forth on Schedule 2.12 attached hereto (the “Contracts”);

(iii)  all customer lists, files, records and documents (including credit information) relating to the geographic area serviced by the CA Branch Offices and all other business, financial and employee books, records, files, documents, reports and correspondence relating to the Purchased Assets, including records relating to accounts receivable (collectively, the “Records”);

(iv)  all rights of the Seller, if any, under express or implied warranties from the suppliers of the Seller in connection with the Purchased Assets;

(v)  all furnishings, furniture, fixtures, tools, machinery, equipment and leasehold improvements owned by the Seller and related to the Purchased Assets, whether or not reflected as capital assets in the accounting records of the Seller (collectively, the “Fixed Assets”), as set forth on Schedule 2.8; and

(vi)  all computers, computer programs, computer databases, hardware and software owned or licensed by the Seller and used in connection with the Purchased Assets, but not to include any proprietary software of Seller;

(vii)  the right to use any forms, processes and solutions developed by and for Seller and employed by Seller, on or prior to the Closing Date, in operating the CA Branch Offices;

(viii)  all municipal, state and federal franchises, licenses, authorizations and permits of the Seller which are necessary to operate or are related to the Purchased Assets;

(ix)  all prepaid charges, deposits, sums and fees of Seller relating to the Purchased Assets;

(x)  all claims and rights of Seller related to or arising from the Purchased Assets;

(xi)  all accounts receivable and other receivables, whether or not billed;

(xii)  all telephone and facsimile numbers; and

(xiii)  all of the goodwill of the CA Branch Offices.

(b)  Retained Assets. Notwithstanding anything to the contrary set forth in this Agreement, the following assets of the Seller are not included in the sale of Purchased Assets contemplated hereby: (i) the cash and cash equivalents, chattel papers (including electronic chattel paper), instruments (including promissory notes), (ii) the Purchase Price (as hereinafter defined) and the other rights of the Seller under or relating to this Agreement, (iii) the corporate minute books, stock records, qualification to conduct business as a foreign corporation, and other documents relating to the formation, maintenance or existence as a corporation of the Seller, except that Seller agrees that it will provide copies of any such document from the corporate minute books as reasonably requested by the Buyer which the Buyer believes are necessary for the use and operation of the Purchased Assets after the Closing Date, (iv) motor vehicles, (v) all properties, rights, assets and services related to the conduct of Seller’s business at all of its other offices nationwide and all information, documents and files relative thereto; and (vi) all properties, rights, assets and services related to the conduct of Seller’s business at any of its other offices and locations throughout the United States.

1.2.  Purchase Price and Other Payments.

(a)  The purchase price for the Purchased Assets (the “Purchase Price”) shall be paid by Buyer to Seller as an earnout as follows: (i) two percent (2%) of sales of the CA Branch Offices for the first twelve months from the Closing Date; (ii) one percent (1%) of sales of the CA Branch Offices for the second twelve months from the Closing Date; and (iii) one percent (1%) of sales of the CA Branch Offices for the third twelve months from the Closing Date. The earnout on collected sales will be based on the sales to existing customers of the CA Branch Offices as of the Closing Date set forth on Schedule 2.25 hereto.

(b)  Such payments pursuant to clause (a) above shall be paid as follows: (i) the first such payment shall be made with respect to the payroll period ended on the December 4, 2005 and payroll period ending on December 18, 2005 (ii) through January 29, 2006, payments shall be made with respect to bi-weekly periods; and (iii) thereafter on a weekly basis. All payments shall be made in immediately available funds within 5 days following the end of the applicable period. All payments will be accompanied by a certificate of an officer of Buyer certifying that all information which formed the basis for calculating the remittance to Seller is true and correct.

(c)  Notwithstanding anything herein to the contrary, the aggregate amount payable pursuant to clause (a) above with respect to any period for any existing client shall equal 2% or 1%, as the case may be, of sales to such clients as provided in clause (a) above, but in no event for purposes of this calculation, shall the aggregate annual sales to such clients exceed $25 million.

(d)  On or before April 15, 2006, Buyer shall prepare a reconciliation reflecting collections from accounts receivable included in the Purchased Assets. To the extent collections for such accounts receivable are less than invoiced sales, Buyer will be entitled to offset against future payments to Seller an amount equal to 2% or the amount of such shortfall. If, after April 15, 2006 Buyer collects any amounts reflected on its reconciliation as being uncollected, Buyer will remit to Seller 2% of such additional collections.

(e)  At reasonable times and upon reasonable notice, Seller shall have access to Buyer’s records solely for the purpose of reviewing Buyer’s sales and its computation of the remittances of Purchase Price as described in this Section 1.2.

1.3.  Assumption of Liabilities.

(a)  Assumed Liabilities. Effective as of the Closing Date, the Buyer agrees to assume and to pay, perform and discharge all liabilities and obligations arising under the Contracts on and after the Closing Date, and with respect to the use and operation of the Purchased Assets by the Buyer after the Closing Date (the “Assumed Liabilities”). The Buyer hereby agrees that it shall pay all payroll obligations, including withholding taxes and workers compensation insurance premiums, for all persons employed at the CA Branch Offices from and after December 6, 2005, and such obligations shall be deemed to be included in Assumed Liabilities. To the extent that any personal property or real property included as part of the Purchased Assets is leased by Seller as of the Closing Date and the Buyer and Seller agree that such personal property lease agreement or real property lease agreement cannot be formally assigned to the Buyer as of the Closing Date, the Buyer will thereafter pay the rental charge or lease payment for same to the Seller, and the Seller shall be required to make such payments directly to the lessor; provided that Buyer shall use commercially reasonable efforts to cause each such lease to be formally assigned to Seller following the Closing. Assumed Liabilities shall also include liabilities to employees for accrued, unpaid compensation, including but not limited to vacation, paid time off and sick pay in excess of $20,000.00.

(b)  Liabilities Retained by the Seller. Except for the Assumed Liabilities, the Buyer shall not assume, be liable for or pay, and none of the Purchased Assets shall be subject to, and the Seller shall retain, be unconditionally liable for and pay, any liability or obligation (whether known or unknown, matured or unmatured, stated or unstated, recorded or unrecorded, fixed or contingent, currently existing or hereafter arising) of the Seller, without limitation, the following:

(i)  any obligation or liability of Seller arising out of this Agreement, any agreement entered into in connection herewith or the transactions contemplated hereby or thereby;

(ii)  except as otherwise provided herein, any obligation or liability of Seller for the fees and expenses of its counsel, accountants and other experts and all other expenses incurred by Seller incident to the negotiation, preparation and execution of this Agreement and any agreement entered into in connection herewith and the performance by Seller of its obligations hereunder or thereunder;

(iii)  except as otherwise provided herein, any obligation or liability of Seller and its directors, officers, employees, consultants and other representatives, arising out of or resulting from any business, activity, course of conduct, action or omission before, on or before the Closing Date;

(iv)  all accounts payable of the Seller;

(v)  any liability or obligation under or in connection with the Retained Assets;

(vi)  any federal, state, local or other foreign tax payable by the Seller whether such tax is due and payable prior to or after the Closing Date, including but not limited to the obligations to the State of California, Employment Development Department (the “California Liabilities”) in respect of state unemployment taxes in the approximate amount of $1,450,000. The California Liabilities are guaranteed by Joseph Raymond, Sr. and Michael Maltzman and pursuant to separate agreement, ALS, LLC has agreed to remit up to $1 million to satisfy the California Liabilities;

(vii)  any indebtedness of the Seller for borrowed money;

(viii)  all liabilities of the Seller with respect to any claim, litigation or proceeding accruing with respect to, or arising from or relating to any business, activity, course of conduct, action or omission before, on or after the Closing Date, including, without limitation, those matters set forth on Schedule 2.9, whether such claim, litigation or proceeding is presented or instituted prior to or after the Closing Date;

(ix)  all warranty liability of the Seller, including without limitation, for claims which arise prior to the Closing Date, whether such claims are presented prior to or after the Closing Date; and

(x)  liabilities to employees for accrued, unpaid compensation, including, without limitation, vacation, paid time off and sick pay in the amount of $20,000 payable by credit to Buyer which credit will taken by Buyer in 2 equal installments of $10,000 against the amounts payable pursuant to the terms of Section 1.2 (a) hereof for the months of January 2006 and February 2006.

1.4.  Other Agreements

. As further consideration for the transactions contemplated hereby, the Seller will enter into a Non-Competition, Non-Solicitation and Confidentiality Agreement attached hereto as Exhibit C-1, and the Buyer will enter into a Non-Competition Non-Solicitation and Confidentiality Agreement, as attached hereto as Exhibit C-2.

1.5.  Closing

. The closing (the “Closing”) shall take place at the offices of the Seller in Manalapan, New Jersey, concurrently with the execution and delivery of this Agreement (the “Closing Date”). At the Closing the parties will exchange facsimile executed documents and they will promptly send each other originals.

1.6.  Allocation of Purchase Price

. The Purchase Price shall be allocated among the various Purchased Assets by mutual agreement of the parties as set forth on Schedule 1.6. The parties covenant and agree with each other that this allocation was arrived at by arm’s length negotiation and that none of them will take a position on any income tax return, before any governmental agency charged with the collection of any income tax or in any judicial proceeding that is in any manner inconsistent with the terms of this Section 1.6 without the written consent of the other parties to this Agreement. Each of Buyer and Seller covenant and agree to execute and timely file U.S. Treasury Form 8594 consistent with Schedule 1.6, and upon a party’s reasonable request the other party shall execute and file such other documents as may be necessary to document such allocation.

1.7.  Payment to the Buyer

. On or before April 15, 2005, Seller shall pay to Buyer an amount equal to the Seller’s (and its affiliates) including interest and/or discount fee to obtain and carry the financing obtained by Buyer to refinance, purchase or otherwise satisfy the obligations of the Buyer to Capital TempFunds, a division of Capital Factor L.L.C. (“Capital”), with respect to the CA Branch Offices. This payment shall be made by Seller within ten days after delivery by Buyer of a statement of such financing costs.

2.  Representations of the Seller. The Seller represents and warrants to the Buyer as follows:

2.1.  Organization

. The Seller is a corporation and is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller is duly qualified or licensed to do business as a foreign corporation or other organization in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except such jurisdictions, if any, in which the failure to be so qualified or licensed will not have a material adverse effect on the conduct of its business or use of any of its properties or assets. The Seller has all requisite, power and authority (corporate and other) to carry on its business as now conducted and to own, lease and operate its properties. The Seller has delivered to the Buyer complete and correct copies of the Seller’s Articles of Incorporation and By-laws as in effect on the date hereof. The Seller is not in default under or in violation of any provision of its Articles of Incorporation or By-laws. The Seller has all requisite power and authority (corporate and other) to execute and deliver this Agreement and the documents, instruments and agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

2.2.  Affiliates and Other Equity Investments

. The Seller does not own, directly or indirectly, any shares of capital stock of any corporation or any equity investment in any partnership, limited liability company, association or other business organization, other than a fifty percent (50%) interest in Stratus Technology Services, LLC (“STS”).

2.3.  Authorization

. The Seller has the power to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement, and the agreements provided for herein by the Seller, and the consummation by the Seller of all transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and obligations entered into and undertaken by Seller in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

2.4.  No Violation

. Except as set forth in Schedule 2.4, neither the execution, delivery or performance of this Agreement and the documents, instruments and agreements provided for herein, nor the consummation of any of the transactions contemplated hereby or thereby (i) will violate or conflict with the Articles of Incorporation or By-laws of Seller, or (ii) conflict with, result in any breach of, constitute (with or without due notice or lapse of time or both) a default under, or result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require notice, consent or waiver under any provision of any contract or agreement of any kind to which the Seller is a party or by which the Seller is bound (including, without limitation, the Contracts) or to which any property or asset (including, without limitation, the Purchased Assets) of Seller is subject, (iii) is prohibited by or requires the Seller to obtain or make any consent, authorization, approval, registration or filing under any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or governmental agency, board, bureau, body, department or authority, (iv) will cause any acceleration of maturity of any note, instrument or other obligation to which Seller is a party or by which Seller is bound or with respect to which Seller is an obligor or guarantor, or (v) will result in the creation or imposition of any lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to any of the properties, assets (including, without limitation, the Purchased Assets), business, agreements or contracts (including, without limitation, the Contracts) of Seller.

2.5.  Financial Statements

. Seller has delivered to Buyer audited financial statements, for the annual period ended September 30, 2004, and unaudited financial statements, for the nine months ended June 30, 2005, for the Seller’s operations as a whole. Such financial statements fairly present the financial position of Seller as of the date thereof and the results of its operations and cash flows for the period indicated.

2.6.  No Undisclosed Liabilities

. Since September 30, 2004, except for the transactions contemplated by this Agreement and except as set forth in Schedule 2.6, Seller has not incurred any material liability or obligation (absolute, accrued, contingent or otherwise) of any nature, other than liabilities and obligations incurred in the ordinary course of business.

2.7.  Absence of Certain Changes

. Since September 30, 2004, except for the execution and delivery of this Agreement and except as set forth in Schedule 2.7, Seller has not (i) had any change in its condition (financial or otherwise), operations (present or prospective), business (present or prospective), assets or liabilities, other than changes in the ordinary course of business, none of which has been materially adverse; (ii) incurred or agreed to incur any indebtedness for borrowed money; (iii) paid or obligated itself to pay in excess of ten thousand dollars ($10,000) in the aggregate for Fixed Assets; (iv) suffered any substantial loss or waived any substantial right; (v) agreed to sell, transfer or otherwise dispose any of the Purchased Assets; (vi) mortgaged, pledged or subjected to any charge, lien, claim or encumbrance, or agreed to mortgage, pledge or subject to any charge, lien, claim or encumbrance, any of the Purchased Assets; (vii) made or permitted any material amendment or termination of any Contract, license or permit to which it is a party other than in the ordinary course of business; (viii) experienced any shortage or difficulty in obtaining qualified personnel to meet customer orders, demands and requirements; (ix) made any change in its accounting methods or practices with respect to its condition, operations, business, properties, assets or liabilities; or (x) entered into any transaction not in the ordinary course of the business.

2.8.  Title; Ownership, Condition and Adequacy of the Assets

. Except with respect to Purchased Assets that are leased and except as set forth in Schedule 2.8, Seller has good and marketable title to all of its respective properties and assets included in the Purchased Assets, and valid leasehold interests in all such Purchased Assets leased by it under any personal property lease, in each case free and clear and not subject to any mortgage, pledge, conditional sales contract, lien, security interest, right of possession in favor of any third party, claim or other encumbrance, except for Permitted Liens. Seller is the sole owner or the sole lessee of all the Purchased Assets. The Fixed Assets are in good operating condition and repair, subject only to the ordinary wear and tear. Schedule 2.8 sets forth an accurate, correct and complete list of all of the Fixed Assets owned or used by the Seller with respect to the Purchased Assets. As used herein, the term “Permitted Liens” means (i) liens or encumbrances set forth on Schedule 2.8 for taxes not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Seller; (ii) carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other like liens or encumbrances arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of Seller; and (iii) those liens or encumbrances described on Schedule 2.8 attached hereto.

2.9.  Litigation

. Except as set forth in Schedule 2.9, there are no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or, to the best of Seller’s knowledge, threatened involving Seller that (i) if asserted and decided adversely to Seller, could materially and adversely affect the use or operations of the Purchased Assets (in a manner consistent with Seller’s past practices), or (ii) questions the validity of this Agreement or the other agreements to be entered into in connection herewith, or (iii) seeks to delay, prohibit or restrict in any manner any action taken or contemplated to be taken by the Seller under this Agreement or the other agreements to be entered into in connection herewith. Except as set forth in Schedule 2.9, there is no arbitration proceeding pending or, to Seller’s knowledge, threatened or proposed in any manner under any collective bargaining agreement or other agreement or otherwise. Neither Seller nor any of the Purchased Assets are subject to any judicial or administrative judgment, order, injunction, decree or restraint.

2.10.  Real Estate. All real property leased by the Seller as tenant or lesseee with respect or in connection with the CA Branch Offices is identified on Schedule 2.10. Such real properties constitute all of the physical locations necessary to operate and use the Purchased Assets as presently used by the Seller. Each lease (whether written or oral, expired or otherwise) with respect to each such property is set forth on Schedule 2.10. The Seller has made available to the Buyer a true and correct copy of each written lease and a true, correct and complete written description of each oral lease is set forth on Schedule 2.10. Except as set forth on Schedule 2.10, (i) each such lease is in full force and effect and neither the Seller nor, to the best knowledge of the Seller, any other party thereto, is in default under or in breach or in violation of any such lease, and all rent due and payable thereunder has been paid to date, and (ii) no circumstances presently exist which (with or without notice, lapse of time or both), would constitute a default, breach or violation by Seller, or, to the best knowledge of the Seller, by any other party thereto.

2.11.  Tax Matters

. All federal, state, local and foreign tax and information returns required to have been filed prior to the date of this Agreement by Seller have been duly filed, and each such return correctly reflects the income, franchise or other tax liability and all other information required to be reported thereon, and the Seller has paid or accrued all income, franchise and other taxes due by it as reflected on said returns. There are not pending, nor to the knowledge of Seller, threatened, any audits, examinations, investigations or other proceedings in respect of taxes or tax matters and there are not, to the knowledge of Seller, any unresolved questions or claims concerning Seller’s tax liability.

2.12.  Contracts

. Schedule 2.12 contains a true and complete list of all Contracts. The Seller has made available to the Buyer a true and complete copy of each such written Contract and a true, correct and complete written description of each such oral Contract is set forth on Schedule 2.12. Except as set forth as Schedule 2.12, neither the Seller, nor, to the knowledge of the Seller, any other party, is in default under or in breach or in violation of any Contract, nor has an event occurred that (with or without notice, lapse of time, or both) would constitute a default, breach or violation by the Seller, or, to the best knowledge of the Seller, by any other party, under any Contract.

2.13.  Compliance with Agreements and Laws

. Except as set forth in Schedule 2.15, Seller has complied in all material respects with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders or decrees applicable to it, and to Seller’s knowledge there does not exist any basis for any claim of default under or violation of any such statute, law, ordinance, regulation, rule, judgment, order or decree except such defaults or violations, if any, that in the aggregate do not and will not materially and adversely affect the Purchased Assets or the operation, use, financial condition or prospects of the Purchased Assets.

2.14.  Environmental Matters

. Except for such matters that, alone or in the aggregate, are not reasonably likely to have a material adverse effect on the Seller or any of the Purchased Assets, (i) Seller has complied with all applicable “Environmental Laws” (as defined below); (ii) Seller has not received any notice, demand, letter, claim or request for information alleging that it may be in violation of or liable under any Environmental Law; and (iii) Seller is not subject to any orders, decrees, injunctions or other arrangements with any governmental entity relating to liability under any Environmental Law or relating to Hazardous Substances.

For purposes of this Agreement, the term “Environmental Law” means any law relating to pollution (or the clean up of the environment), or the protection of air, surface water, groundwater, drinking water, land (surface or subsurface), human health, the environment or any other natural resource or the use, storage, recycling, treatment, generation, processing, handling, production or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 USC §§9601 et seq. And 40 CFR §§302.1 et seq., and regulations thereunder; the Federal Clean Air Act, as amended, 42 USC §§7401 et seq., and regulations thereunder; the Resource Conservation and Recovery Act, 42 USC §§6901 et seq., as amended and regulations thereunder; and the Federal Water Pollution Control Act, 33 USC §§1251 et seq., as amended, and regulations thereunder.

For purposes of this Agreement, the term “Hazardous Substance” means any asbestos containing materials, mono- and polychlorinated biphenyls, urea formaldehyde products, radon, radioactive materials, any “hazardous substance”, “hazardous waste”, “pollutant”, “toxic pollutant”, “oil” or “contaminant” as used in, or defined pursuant to any Environmental Law, and any other substance, waste, pollutant, contaminant or material, including petroleum products and derivatives, the use, transport, disposal, storage, treatment, recycling, handling, discharge, release, threatened release, discharge or emission of which is regulated or governed by any Environmental Law.

2.15.  Governmental Authorizations and Regulations

. Schedule 2.15 lists all licenses, franchises, permits and other governmental authorizations held by Seller material to the use of the Purchased Assets. Such licenses, franchises, permits and other governmental authorizations are valid, and Seller has not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. Except as set forth on Schedule 2.15, Seller holds all licenses, franchises, permits and other governmental authorizations, the absence of any of which could have a material adverse effect on the use of the Purchased Assets.

2.16.  Accounting Practices

. The books and accounts of Seller are complete and correct, and fully and fairly reflect the assets and transactions of the Company.

2.17.  [Intentionally left blank].

2.18.  Insurance

. Schedule 2.18 contains a true and complete list of all policies of fire, liability, workers’ compensation and other forms of insurance owned by or held by Seller, and Seller has made available for inspection by the Buyer true and complete copies of all of such policies. All such policies are in full force and effect, all premiums with respect thereto covering all periods to the date of this Agreement have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Except as set forth in Schedule 2.18, such policies (i) are sufficient for compliance with all requirements of law and all agreements to which Seller is a party, (ii) are valid, outstanding and enforceable policies, (iii) will remain in full force and effect through the Closing Date, and (iv) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement and following the consummation of the transactions contemplated by this Agreement, the Seller will continue to be covered under such policies for events occurring on or prior to the Effective Date. Except as set forth in Schedule 2.18, Seller has not made any material claims under such insurance policies.

2.19.  Employee and Labor Matters

. Seller is not a party to any collective bargaining agreement or labor contract. Seller has not engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services for Seller. Seller is not the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Seller’s knowledge, threatened, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it. Seller is not the subject of any proceeding against or affecting Seller relating to the alleged violation of any legal requirement pertaining to employment matters, including any charge or complaint filed by an employee with the Equal Employment Opportunity Commission, the Department of Labor or any comparable state or federal agency. Seller has complied with all legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Seller is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

2.20.  [Intentionally left blank].

2.21.  Intellectual Property Rights

. Schedule 2.21 contains an accurate and complete description of all domestic and foreign patents, trademarks, trademark registration, service marks, service marks registration, logos, trade names, assumed names, copyrights and copyright registrations and all applications therefor, presently owned or held by Seller or under which Seller owns or holds any license, or in which Seller owns or holds any direct or indirect interest, and no others are necessary for the use of the Purchased Assets. To the knowledge of Seller, no products sold or services provided by Seller, nor any patents, formulae, know-how, secrets, trademarks, trademark registrations, service marks, service marks registration, logos, trade names, assumed names, copyrights, copyright registrations, or designation used or licensed for use in connection with the Purchased Assets, infringe on any patents, trademarks, licenses, or copyrights, or any other rights, of any person. Seller is the sole owner of, has the sole and exclusive right to use, has the right and power to sell, and has taken all reasonable measures to maintain and protect, the patents, trademarks, trademark registrations, logos, trade names, assumed names, copyrights, copyright registrations, service marks and service mark registrations listed in Schedule 2.21. Except as set forth in Schedule 2.21, no claims have been asserted against Seller in writing by any person and received by it challenging the use of any such patents, trademarks, trademark registrations, service marks, service mark registrations, logos, trade names, assumed names, copyrights and copyright registrations or challenging or questioning the validity or effectiveness of any such license or agreement, or the use of any formula, know-how or secrets used in connection with the Purchased Assets and, to the knowledge of the Seller, there is no valid basis for any such claim. Except as set forth in Schedule 2.21, to Seller’s knowledge, no other party is infringing on the patents, trademarks, trademark registrations, logos, tradenames, assumed names, copyrights copyright registrations, service marks and service mark registrations listed in Schedule 2.21.

2.22.  Receivables

. Seller has delivered to Buyer a true and complete aging report of Seller’s accounts receivable relative to the Purchased Assets as of December 2, 2005. All such accounts receivable are bona fide receivables, represent sales actually made or services actually performed, and are valid and legally enforceable obligations of the respective debtor, subject to no counterclaims, setoffs or recoupments.

2.23.  Employees.

(a)  Schedule 2.23 contains a complete list of the name, position, and salary, of all staff employees of Seller, including persons who are temporarily absent from active employment by Seller. Attached to Schedule 2.23 are all employment agreements, patent disclosure agreements, non-compete agreements, or any other written contract or agreement relating to the right of any such staff employee to be employed by Seller. To the knowledge and belief of Seller, no staff employee has any present intention of terminating his or her employment with the Seller, and Seller has no present intention of terminating such employment. No employee of Seller is a party to any employment or other agreement that entitles him or her to compensation or other consideration upon the acquisition by any person of control of Seller.

(b)  For a period of ninety (90) days before and on the Effective Date, Seller has not laid off or terminated for lack of work any of the full-time employees associated with the Purchased Assets.

2.24.  ERISA

. The only employee benefit plans of Seller are group medical and dental insurance policies.

2.25.  Customers

. The accounts receivable aging report delivered pursuant to Section 2.22 lists all current customers of the Seller. Except as set forth in Schedule 2.25 the Seller has not received any written threat or written notice that any one or more customers who in the aggregate purchased goods or services in excess of $1,000 from it during the period commencing on September 1, 2005 and ending on December 2, 2005 intends to discontinue or to reduce significantly purchases of such goods or services or default under or terminate any Contract whether as a result of the transactions contemplated by this Agreement or otherwise and the Seller has not received any written notice of, nor is it aware of any basis for, any material dispute between any such customer and the Seller, whether with respect to payment due, workmanship or otherwise.

2.26.  No Untrue Statements

. No statement by Seller contained in this Agreement and no written statement contained in any certificate or other document required to be furnished by Seller, or any officer, or other agent of Seller to Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein contained not misleading.

2.27.  Consents

. No consent, approval, authorization or other action by, or filing with, any governmental authority or any third party is required in connection with the execution, delivery and performance by the Buyer of its obligations under this Agreement and the agreements provided for herein, and the consummation by the Buyer and the Seller of the transactions contemplated hereby, except for such consents, approvals or authorizations obtained on or prior to the date hereof, which remain in full force and effect. Seller has obtained all necessary approvals of Capital and Seller’s board of directors to the execution, delivery and performance of this Agreement and the agreements provided for herein.

2.28.  No Brokers

. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller directly with Buyer and without the intervention of any other person and in such manner as not to give rise to any valid claim against any of the parties for any finder’s fee, brokerage commission or like payment.

2.29.  No Bankruptcy or Bankruptcy Intent

. Seller and the Purchased Assets are not, and will not be as of the Closing, the subject of any Debtor Proceeding (as hereinafter defined). Seller does not have any intent (a) to file any voluntary petition under any chapter of the Bankruptcy Code (as hereinafter defined), or in any manner to seek any other Debtor Proceeding or to file any other Debtor Proceeding at any subsequent time, or (b) directly or indirectly to cause, or acquiesce or consent to any involuntary petition under any chapter of the Bankruptcy Code to be filed, or (c) directly or indirectly to cause any of the Purchased Assets or any portion or any interest of Seller therein to become the property of any bankruptcy estate or the subject of any Debtor Proceeding at any subsequent time. “Debtor Proceeding” means any proceeding for relief, protection, reorganization, liquidation, dissolution, or similar relief for debtors under any local, state, federal or other insolvency law or laws providing relief for debtors, including but not limited to, Title 11 of the United States Code (the “Bankruptcy Code”).

3.  Representations of the Buyer

. The Buyer represents and warrants to the Seller as follows:

3.1.  Organization and Authority

. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Buyer has full power to execute and deliver this Agreement and all other documents, instruments and agreements to be delivered by it hereunder and to consummate the transactions contemplated hereby and thereby. The Buyer has delivered to the Seller complete and correct copies of the Buyer’s Articles of Incorporation and By-Laws as in effect on the date hereof. The Buyer is not in default under or in violation of any provision of its Articles of Incorporation or By-Laws. The Buyer has all requisite power and authority (corporate and other) to execute and deliver this Agreement and the documents, instruments and agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

3.2.  Authorization

. The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of all transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken by Buyer in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against it in accordance with their respective terms.

3.3.  No Violation

. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer’s Articles of Incorporation or By-Laws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term of provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which it or its properties is a party or by which the Buyer is or may be bound.

3.4.  Consents

. No consent, approval, authorization or other action by, or filing with, any governmental authority or any third party is required in connection with the execution, delivery and performance by the Buyer of its obligations under this Agreement and the agreements provided for herein, and the consummation by the Buyer and the Seller of the transactions contemplated hereby, except for such consents, approvals or authorizations obtained on or prior to the date hereof, which remain in full force and effect.

3.5.  Litigation

. No action, investigation, audit, review, claim, suit or proceeding by any governmental authority or third party is pending or, to the knowledge of the Buyer, threatened against the Buyer which seeks to delay or prevent the consummation of the transactions contemplated by this Agreement, or which may adversely affect or restrict the Buyer’s ability to consummate the transactions contemplated hereby. The Buyer is not bound by any outstanding judgment, order, injunction or decree of any governmental authority or any third party which would prevent the Buyer from consummating the transactions contemplated by this Agreement.

3.6.  No Brokers

. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Buyer directly with Seller and without the intervention of any other person and in such manner as not to give rise to any valid claim against any of the parties for any finder’s fee, brokerage commission or like payment.

3.7.  No Untrue Statements

. No statement by the Buyer contained in this Agreement and no written statement contained in any certificate or other document required to be furnished by any officer, or other agent of Buyer to Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein contained not misleading.

4.  Closing Deliveries.

4.1.  By Seller

. The Seller shall deliver to the Buyer at the Closing concurrently herewith each of the following documents:

(a)  this Agreement, duly executed by Seller;

(b)  a Bill of Sale in the form attached hereto as Exhibit B, duly executed by Seller;

(c)  an Assignment and Assumption of Contracts and Liabilities executed by the Seller evidencing the Seller’s assignment and the Buyer’s assumption of the Assumed Liabilities contemplated by Section 1.3 hereof in the form attached hereto as Exhibit D (the “Assignment and Assumption Agreement”);

(d)  the Non-Competition Agreement and Non-Solicitation Agreements in the form attached hereto as Exhibits C-1 and C-2;

(e)  the Records;

(f)  Intentionally omitted;;

(g)  cross receipt executed by the Seller, in the form of Exhibit F (“Cross Receipt”);

(h)  a certificate from the secretary of the Seller certifying as to (i) the Certificate of Incorporation and by-laws of the Seller, (ii) the resolutions adopted by the directors of the Seller authorizing the sale of the Purchased Assets and (iii) the incumbency information for the individual signing this Agreement on behalf of the Seller;

(i)  a UCC-3 partial release, authorized by Seller’s Lender, Capital, relative to the Purchased Assets only;

(j)  an assignment by Capital to Buyer’s lender, Wells Fargo Bank, of Seller’s security interest in the Seller’s accounts receivable with respect to the CA Branch Offices in form and substance satisfactory to Wells Fargo Bank; and

(k)  such certificates or other documents as may be reasonably requested by Buyer, including, without limitation, certificates of legal existence, good standing and certified charter documents from the Secretary of State of Delaware, and certificates of the Officers of the Seller with respect to minutes, resolutions, by-laws and any other relevant matters concerning the Seller in connection with the transactions contemplated by this Agreement.

4.2.  By the Buyer

. The Buyer shall deliver to the Seller at the Closing or, if so indicated, on the Effective Date, each of the following documents:

(a)  this Agreement, executed by the Buyer;

(b)  the Assignment and Assumption Agreement (Exhibit D), executed by Buyer;

(c)  the Non-Competition Agreement and Non-Solicitation Agreements in the form attached hereto as Exhibits C-1 and C-2;

(d)  the Cross Receipt, executed by the Buyer;

(e)  a certificate of the secretary of the Buyer certifying as to (i) the Certificate of Incorporation and by-laws of the Buyer, (ii) the resolutions adopted by the directors of the Buyer authorizing the purchase of the Purchased Assets and (iii) the incumbency information for the individual signing this Agreement on behalf of the Buyer; and

(f)  such certificates or other documents as may be reasonably requested by Seller, including, without limitation, certificates of legal existence, good standing and certified charter documents from the Secretary of State of New York, and certificates of an officer of the Buyer with respect to directors’ resolutions, by-laws and other matters.

5.  Indemnification.

5.1.  Survival of Representations

. All representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall survive for a period of three (3) years following the Closing Date and any investigation at any time made by or on behalf of the parties hereto.

5.2.  By the Seller

. The Seller hereby agrees to indemnify and hold harmless each of the Buyer, its affiliates and its respective directors, officers, employees, agents and representatives (the “Buyer Indemnitees”) from and against any and all actions, claims, liabilities (whether known or unknown, matured or unmatured, stated or unstated, fixed or contingent), obligations, damages of any kind (including, without limitation, general, special, incidental and consequential damages), judgments, liens, injunctions, charges, orders, decrees, rulings, demands, losses, dues, assessments, taxes, fines, fees, penalties, amounts paid in settlement, costs or expenses (including, without limitation, reasonable attorney’s and expert fees and expenses in connection with investigating, defending or settling any action or threatened action) (each, a “Loss” and collectively, “Losses”) that any of the Buyer Indemnitees may incur, or to which it, he or she may become subject, arising out of, resulting from or relating to:

(i) any misrepresentation or breach of any warranty of Seller contained in this Agreement or in any schedule of Seller or any other agreement, instrument, document or certificate delivered by Seller pursuant to this Agreement;

(ii) any breach of any covenant of Seller contained in this Agreement or any other agreement, instrument, document or certificate delivered by Seller pursuant to this Agreement;

(iii) any debt, liability or obligation of Seller other than the Assumed Liabilities; and

(iv) the use or operations of the Purchased Assets prior to the Closing Date.

5.3.  By the Buyer

. The Buyer shall indemnify and hold harmless the Seller and its affiliates and its respective directors, officers, shareholders, employees, agents, representatives and successors (the “Seller Indemnitees”) from and against any and all Losses that any of the Seller Indemnitees may incur, or to which it, he or she may become subject, arising out of, resulting from or relating to:

(i) any misrepresentation or breach of warranty of Buyer contained in this Agreement or in any schedule of Buyer or any other agreement, instrument, document or certificate delivered by Buyer pursuant to this Agreement;

(ii) any breach of any covenant of Buyer contained in this Agreement or any other agreement, instrument, document or certificate delivered by Seller pursuant to this Agreement;

(iii) any of the Assumed Liabilities; and

(iv) the use or operation of the Purchased Assets after the Closing Date.

5.4.  Reduction for Insurance Proceeds

. To the extent that any Buyer Indemnitee or Seller Indemnitee shall receive payment under any insurance policies on account of claims arising under Section 5.2 or Section 5.3 hereof, the amount (if any) payable by the indemnifying party on account of such claims shall be reduced by the amount of such payment or, if the Buyer Indemnitee or Seller Indemnitee shall have already collected on such claims from the indemnifying party, then the Buyer Indemnitee or Seller Indemnitee shall repay to the indemnifying party the amount of such payment. Nothing herein shall be deemed to require any party hereto to make or file any claim under its insurance policies.

5.5.  Procedure for Indemnification Claims

. For purposes of this Agreement, each of Seller and Buyer may be referred to as an “Indemnifying Party” in connection with their indemnification obligations herewith. For purposes of this Agreement, Buyer Indemnitees and Seller Indemnitees may be referred to individually as an “Indemnitee” or collectively as “Indemnitees.” The procedures to be followed with respect to indemnification claims based upon or arising out of any claim, action or proceeding by any person not a party to this Agreement, shall be as follows:

(a)  If an Indemnitee believes that it has suffered or incurred any Loss, such Indemnitee shall so notify the Indemnifying Party promptly in writing describing such Loss, the amount thereof, if known, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement or other agreement, instrument or certificate delivered pursuant hereto in respect of which such Loss shall have occurred. In the event that any claim or demand in respect of which an Indemnitee may seek recovery of a Loss under this Section 5 is asserted against or sought to be collected from such Indemnitee by a third party, the Indemnitee shall notify the Indemnifying Party promptly in writing as soon as practicable but in any event within 30 days following receipt of notice of such third party claim or demand, provided that the failure so to provide any such notice shall not relieve an Indemnifying Party from any liability hereunder (except and only to the extent that such Indemnifying Party has been damaged thereby).

(b)  Unless in the reasonable judgment of Indemnitee (i) there is a conflict between the positions of the Indemnifying Party and the Indemnitee in conducting the defense of such claim or (ii) legitimate business considerations would require the Indemnitee to defend or respond to such claim in a manner different from that recommended by the Indemnifying Party, the Indemnifying Party shall, by giving notice thereof to the Indemnitee confirming the Indemnifying Party’s obligation under this Section 5 to indemnify the Indemnitee in respect of such claim, be entitled to assume and control such defense with counsel chosen by it. The Indemnitee shall be entitled to participate therein after such assumption, but the costs of such participation (other than the costs of providing witnesses or documents at the request of the Indemnifying Party or in response to legal process) following such assumption shall be at the expense of the Indemnitee. Upon assuming such defense, the Indemnifying Party shall have full right to enter into any compromise or settlement which is dispositive of the matter involved; provided that except for the settlement of a claim that involves no obligation of the Indemnitee other than the payment of money for which indemnification is provided hereunder, the Indemnifying Party shall not settle or compromise any claim without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld; and provided, further, the Indemnifying Party may not consent to entry of any judgment or enter into any settlement in respect of a claim which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnitee of a release from all liability in respect of such claim.

(c)  With respect to a claim as to which the Indemnifying Party (i) does not have the right to assume the defense under Section (b) or (ii) shall not have exercised its right to assume the defense, the Indemnitee shall assume and control the defense of and contest such claim with counsel chosen by it and the Indemnifying Party shall be obligated to pay all reasonable attorneys’ fees and expenses of the Indemnitee incurred in connection with such defense. The Indemnifying Party shall be entitled to participate in the defense of such claim, but the cost of such participation shall be at its own expense. Notwithstanding the foregoing, the Indemnitee shall not be required to defend any claim under this Section (c) unless the Indemnifying Party confirms its obligation under this Section 5 to indemnify the Indemnitee in respect of such claim by written notice to the Indemnitee. If the Indemnitee is not required to defend any claim under the immediately preceding sentence, it shall owe no duties to the Indemnifying Party with respect to such claim and may defend, fail to defend or settle such claim without affecting its right to indemnity hereunder.

(d)  If the Indemnitee assumes the defense of a claim pursuant to Section (c) above, the Indemnitee may compromise or settle any claim against it at any time; provided, however, that the Indemnitee shall not settle or compromise any claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed; provided, further, that if in the reasonable judgment of the Indemnitee it would be materially harmed or otherwise prejudiced by not entering into a proposed settlement or compromise and the Indemnifying Party withholds consent to such settlement or compromise, the Indemnitee may enter into such settlement or compromise and such settlement or compromise shall not be conclusive as to, or otherwise be used to establish, the existence or amount of the liability of the Indemnifying Party to the Indemnitee or any third party. The Indemnitee may not consent to entry of any judgment or enter into any settlement or compromise with respect to a claim which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnifying Party of a release from all liability in respect of such claim.

(e)  Both the Indemnifying Party and the Indemnitee shall cooperate fully with one another in connection with the defense, compromise or settlement of any claim, including without limitation making available to the other all pertinent information and witnesses within its control at reasonable intervals during normal business hours.

5.6.  Set-Off

. Buyer may offset or recoup any Loss indemnifiable by Seller under this Agreement against any amounts payable to Seller on or after the Effective Date pursuant to this Agreement, the Non-Competition Agreement or otherwise, whether or not Seller continues to be the holder or beneficiary of such obligations of Buyer.

6.  Intentionally Deleted

7.  Post-Closing Agreements

. The Seller and the Buyer, as the case may be, agree that from and after the Closing Date:

7.1.  Proprietary Information.

(a)  The Seller shall hold in confidence, and use its best efforts to have all of the officers, managers, members, directors, employees, other personnel and agents of the Seller to hold in confidence, all knowledge and information of a secret or confidential nature with respect to the Purchased Assets and shall not disclose, publish or make use of the same without the consent of the Buyer, except (i) to the extent that such information shall have become public knowledge other than through the act of Seller, or any of its officers, directors and personnel except as would be permitted under (ii) and (iii) of this Section 7.1(a), (ii) as may be required to enforce any of Seller’s rights against Buyer, or (iii) as may be required by applicable law or legal process.

(b)  The Seller agrees that the remedy at law for any breach of this Section 7.1 may be inadequate and that the Buyer shall be entitled to seek injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 7.1.

7.2.  Further Assurances and Data.

(a)  At any time and from time to time after the Closing Date, at the Buyer’s reasonable request and without further consideration, the Seller shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, all at the Buyer’s sole cost and expense, as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer’s title to, all the Purchased Assets, to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto, and to carry out the purpose and intent of this Agreement. Immediately after the Closing Date, the Seller shall, to the extent applicable, authorize the release to the Buyer of all files pertaining to the Purchased Assets held by any federal, state, county or local authorities, agencies or instrumentalities. The Seller and the Buyer will cooperate in communications with suppliers and customers to accomplish the transfer of the Purchased Assets to the Buyer.

(b)  The parties agree that from and after the Closing Date, as to any monies received that rightfully belong to the other party, they shall remit such monies promptly to the other party.

(c)  Within fifteen (15) business days after the Closing Date, the parties shall mutually agree on the pro-ration as of the Closing Date of rent, utilities and telephone relative to the Purchased Assets, and the party obligated to pay the net amount of such prorated items to the other party will make such payment ten (10) days after the agreement on pro-rations is consummated. Seller will pay the premiums for the health benefits of Seller’s employees to be employed by Buyer through December 6, 2005.

(d)  Each party shall have the right, for a period of three (3) years following the Closing Date, to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, employment records and other records that may, at that time, be in the possession of the other party to the extent that any of the foregoing relates to the Purchased Assets and is needed by such party in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.

(e)  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any approval, agreement, contract, lease, or other commitment included in the Purchased Assets if an attempted assignment thereof without the consent of a party thereto would constitute a breach thereof. To the extent that any of the Purchased Assets are non-assignable or non-transferable to Buyer, or non-assignable or non-transferable without the consent of a third party, or shall be subject to any option in any third party by virtue of a request for permission to assign or transfer by reason of or pursuant to this Agreement or the transactions contemplated hereby, this Agreement shall not constitute a contract to assign or transfer the same if an attempted assignment or transfer would (i) constitute a breach thereof or (ii) create rights in others not desired by Buyer. If Seller shall have failed to procure consent to any assignment or transfer or waiver of such option prior to the Closing, Seller shall use commercially reasonable efforts to obtain such consent, cooperate with Buyer in any lawful arrangements designed to provide the benefits (including without limitation, the payment to Buyer of any monies received by Seller) of such Purchased Asset so long as Buyer cooperates with Seller in such arrangements, and enforce at the request of Buyer and at the expense and for the account of Buyer, any rights of Seller arising from such Purchased Asset against the other party or parties thereto.

(f)  Within ten (10) days of the Closing Date Seller shall deliver to Buyer an aging schedule of Seller’s accounts receivable as of the Closing Date.

7.3.  Cooperation in Litigation

. Each party hereto will reasonably cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the use of the Purchased Assets prior to the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees, other personnel and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party’s time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees, other personnel and agents while assisting in the defense or prosecution of any such litigation or proceeding.

(a)  Accounts Receivable. Both parties agree, as expeditiously as possible, to notify the Customers set forth on Exhibit 2.25, of the sale of the CA Branch Offices, and to instruct such Customers that any monies due on outstanding invoices shall be paid to Buyer and/or its lender, Wells Fargo Bank, via such mechanism as the Buyer may determine.

8.  Transfer and Sales Tax

. Notwithstanding any provisions of law imposing the burden of such taxes on the Seller or the Buyer, as the case may be, the Buyer shall be responsible for and shall pay (a) all sales, bulk sales, use and transfer taxes, and (b) all governmental charges, if any, upon and due in connection with the sale or transfer of any of the Purchased Assets hereunder.

9.  Notices

. Any notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if delivered personally or sent by facsimile (with transmission confirmed), Federal Express, registered or certified mail, return receipt requested, postage prepaid, addressed as follows or to such other address or facsimile number of which the parties may have given notice:

To the Buyer: Tri-State Employment Service, Inc. 160 Broadway, 15th Floor New York, NY 10038 Attention: Jay Schecter, Esq, Fax: 212-346-9601
To the Seller: Mr. Joseph J. Raymond President & CEO Stratus Services Group, Inc. 500 Craig Road, Suite 201 Manalapan, NJ 07726

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, by facsimile or by Federal Express; or (b) three business days after being sent, if sent by registered or certified mail.

10.  Successors and Assigns

. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither party may assign its obligations hereunder without the prior written consent of the other parties hereto; provided, however, that the Buyer may assign Buyer’s rights hereunder to a subsidiary or affiliate of Buyer, provided that the Buyer shall remain liable for its obligations hereunder. Any assignment in contravention of this provision shall be null and void. No assignment shall release the Buyer from any obligation or liability under this Agreement.

11.  Entire Agreement; Amendments; Attachments.

11.1.  Entire Agreement; Amendment

. This Agreement, all schedules and exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written, and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer and the Seller, may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Seller.

11.2.  Attachments

. If the provisions of any schedule or exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail. The exhibits and schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

12.  Expenses

. Except as otherwise provided herein, each party hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby.

13.  Intentionally left blank.

14.  Governing Law

. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to conflicts of law principles.

15.  Section Headings

. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

16.  Severability

. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

17.  Counterparts

. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which, when taken together, shall be one and the same document.

18.  Public Disclosure

. Neither party shall make any public statement about, nor issue any press release concerning this Agreement or the transactions contemplated hereby without first consulting with the other party hereto as to the form and substance of any such press release or public disclosure; provided, however, that nothing in this Section 18 shall be deemed to prohibit any party hereto from making any disclosure that its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligation imposed by law.

19.  WARN Act

. For a period of at least forty-five (45) days from and after the Effective Date, Buyer shall employ substantially all, but in no event less than 70%, of the full-time employees associated with the Purchased Assets and shall not terminate more than 50 full-time employees who were employed by the Seller as of the Effective Date. Buyer shall be liable and responsible for any obligations under the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), arising out of Buyer’s breach of this Section 19 with respect to the employees associated with the Purchased Assets; provided, however, Buyer shall not be liable or responsible for any obligations under the WARN Act arising from Seller’s termination of full-time employees prior to or on the Effective Date, or arising out of Seller’s breach of the warranties and representations in Section 2.23(b).

[Signature Page Follows]

L:\Old Drive\Snb\SALES\CA offices to Tri-State\AGTS\Asset Purchase Agt.v5 FINAL.doc

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

SELLER:

STRATUS SERVICES GROUP, INC.

By:

Joseph J. Raymond

CEO

BUYER:

TRI-STATE EMPLOYMENT SERVICE, INC.

By:

Name:

Title: